THIRD AMENDMENT TO THE
EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO THE EMPLOYMENT AGREEMENT (this “Amendment”) is entered into on August 8, 2022 (the “Amendment Effective Date”) by and among Shift Platform, Inc. (the “Company”) and Jeff Clementz (the “Executive”), collectively referred to herein as the “Parties.”

WHEREAS, the Parties entered into that certain Employment Agreement dated as of September 27, 2021, as amended on February 24, 2022 and May 12, 2022 (the “Employment Agreement”); and

WHEREAS, the Parties desire to amend the Employment Agreement in certain respects.

NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants contained herein, the Company and the Executive, intending to be legally bound, hereby agree as follows:

1.Amendment to Certain Terms of Employment. Section 1(b) of the Employment Agreement is, as of September 1, 2022, hereby amended and restated in its entirely to read as follows:

“(b) Duties. Effective as of September 1, 2022 and during the remainder of the Term, the Executive shall be employed by the Company as its Chief Executive Officer and shall serve the Company faithfully and to the best of the Executive’s ability. The Executive shall devote the Executive’s full business time, attention, skill and efforts to the performance of the duties required by or appropriate for the Executive’s position with the Company. The Executive shall report to the Board and shall perform such duties commensurate with the Executive’s office as contained in the bylaws of the Company or as the Executive shall reasonably be directed by the Board, including if requested, serving in positions at, and providing services to, any parent, subsidiary or affiliate of the Company (collectively with the Company, the “Company Entities” and each a “Company Entity”). The Executive shall be required to work from time to time at the Company’s headquarters (i.e., the primary work location of the senior management team, currently in San Francisco, California) as requested by the Board. The Executive’s primary work location, subject to the Executive’s ability to perform the essential functions of Executive’s employment, shall be the Executive’s home office in the State of California, provided that, (i) such remote work situation shall not materially interfere with the Executive’s ability to perform the Executive’s duties under this Agreement, and (ii) the Executive’s working hours shall be substantially aligned with the working hours of the Company’s workforce generally. The Executive shall engage in such reasonable business travel as may be required to perform the Executive’s duties. References to Company throughout this Agreement shall refer to the Company Entities except where the context clearly indicates otherwise.”

2.CEO References. Effective as of September 1, 2022:

Section 1(c) of the Employment Agreement is hereby amended by replacing the reference to “the CEOs” with the “the Board”;

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Section 3(a) of the Employment Agreement is hereby amended by deleting the reference to “in consultation with the CEOs”; and

Section 3(b) of the Employment Agreement is hereby amended by replacing the reference to “the Compensation Committee” in the first sentence thereof with “the Board”.

Section 3(c) of the Employment Agreement is hereby amended by replacing the reference to “the Compensation Committee” in the first sentence thereof with “the Board”.

Section 3(d)(i) of the Employment Agreement is hereby amended by deleting the references to “(or the Compensation Committee)” and “(in consultation with the CEO of the Company)”.

3.Appointment to the Board. Section 1 of the Employment Agreement is, as of the Amendment Effective Date, hereby amended to add the following new Section 1(d):

“(d) Appointment to the Board. On or as soon as reasonably practical following September 1, 2022, the Executive will be appointed a member of the Board and the Company will include the Executive as a nominee for election as a director at each applicable annual shareholder meeting during the Term. During the Term, the Executive agrees to act as a director on the Board and as a director and/or officer of affiliates of the Company without further compensation.”

4.Amendment to Long-Term Incentive Compensation. Section 3(c) of the Employment Agreement is, as of the Amendment Effective Date, hereby amended by adding the following new sentence after the first sentence therein:

“Additionally, subject to the Board’s determination in its sole discretion, the Executive will be eligible for an additional equity award grant in the third quarter of 2023 based on such factors as determined by the Board (including, without limitation, the performance of the Executive and Company during his period as Chief Executive Officer of the Company, and evaluation of market compensation data taking into account Executive’s position with the Company and customary award grants of similar publicly-traded companies).”

5.Amendment to Special Long-Term Incentives. Section 3(d)(iii) of the Employment Agreement is, as of the Amendment Effective Date, hereby deleted and replaced in its entirety with the following new Section 3(d)(iii):

“(iii) Subject to the Executive’s employment through the applicable grant date, the Executive shall be awarded an equity grant substantively consistent with the form attached hereto as Exhibit D in 2023 (the “2023 Promotion Equity Grant”), which grant date shall be no later than June 30, 2023. Notwithstanding the foregoing, the Company’s obligation to grant the 2023 Promotion Equity Grant is contingent upon approval by the Board.”

6.Amendment to the Good Reason Definition. Section 13(d) of the Employment Agreement is, as of September 1, 2022, hereby amended and restated in its entirely to read as follows:

“(d) Good Reason. For purposes of this Agreement, “Good Reason” shall constitute any of the following circumstances if they occur without the Executive’s express written
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consent during the Term: (i) the Executive’s duties and responsibilities as set forth in Section 1 hereof are materially reduced, including, but not limited to, the appointment of a co-Chief Executive Officer of the Company, the Executive becoming the chief executive officer of a division or subsidiary instead of the Chief Executive Officer of the ultimate parent company, or the Executive no longer reporting directly to the Board; (ii) the failure of the Board to nominate the Executive for election or reelection as a director of the Company; (iii) the Company shall require that the Executive’s primary location of employment be more than 50 miles from the location of the Company’s principal offices as of the date of this Agreement; (iv) a reduction in the Executive’s Base Salary as provided in Section 2 hereof; or (v) a breach by the Company of any material provision of this Agreement. The Executive must provide the Company with a Notice of Termination no later than 60 calendar days after the Executive knows or should have known that an event constituting Good Reason has occurred. Following delivery of the Executive’s Notice of Termination, the Company shall have 30 calendar days to rectify the circumstances causing Good Reason. If the Company fails to rectify the events causing Good Reason within said 30 day period, or if the Company delivers to the Executive written notice stating that the circumstances cannot or shall not be rectified, the Executive shall be entitled to assert Good Reason and terminate employment as of the expiration of the 60 day period after delivery of the Executive’s Notice of Termination (or, if earlier, upon receipt of a written notice stating that the circumstances cannot or shall not be rectified). Should the Executive fail to provide the required Notice of Termination in a timely manner, Good Reason shall not be deemed to have occurred as a result of the event. The Term shall not be deemed to have expired during the notice period, however, as long as the Executive has provided Notice of Termination within the Term.”

7.Exhibit D of the Employment Agreement. The Employment Agreement is, as of the Amendment Effective Date, hereby amended to add a new Exhibit D attached hereto as Appendix A.

8.Attorney’s Fees. The Company shall reimburse the Executive for the Executive’s reasonable legal fees incurred in connection with review of and revisions to this Amendment, which amount shall not exceed a total of ten thousand dollars ($10,000).

9.Counterparts. This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Amendment may be executed and delivered by facsimile.

10.Conflicts. Except as expressly amended by this Amendment, the Employment Agreement remains and shall remain in full force and effect, and this Amendment shall not constitute an amendment or waiver of any provision of the Employment Agreement, except as expressly set forth herein. This Amendment and the Employment Agreement shall each be read, taken and construed as one and the same instrument, but the Amendment shall not operate so as to render invalid or improper any action heretofore taken under the Employment Agreement. If and to the extent there are any inconsistencies between the Employment Agreement and this Amendment with respect to the matters set forth herein, the terms of this Amendment shall control. References in the Employment Agreement to the Employment Agreement shall be deemed to mean the Employment Agreement as amended (including as by this Amendment).

11.Ratification of Employment Agreement. Except as set forth herein, the terms and conditions of the Employment Agreement shall continue in full force and effect.

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12.Other Miscellaneous Terms. The provisions of Section 16 of the Employment Agreement are incorporated herein by reference, mutatis mutandis.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date and year first above written.

SHIFT PLATFORM, INC.
By:	/s/ George Arison
Name:	George Arison
Title:	Chief Executive Officer
EXECUTIVE
By:	/s/ Jeff Clementz
Name:	Jeff Clementz

[Signature Page to Employment Agreement Amendment]
3045493.1

APPENDIX A

[Exhibit D – Attached]

Exhibit D

SHIFT TECHNOLOGIES, INC.
2020 OMNIBUS EQUITY COMPENSATION PLAN

RSU AGREEMENT

THIS AGREEMENT (this “Agreement”), dated _____________ (the “Date of Grant”), between Shift Technologies, Inc., a Delaware corporation (the “Company”), and Jeff Clementz (the “Grantee”), is made pursuant and subject to the provisions of the Company’s 2020 Omnibus Equity Compensation Plan (the “Plan”), a copy of which has been made available to the Grantee. All capitalized terms used herein that are not otherwise defined in this Agreement have the same meaning given to them in the Plan.

1.Award. Subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the Company hereby grants the Grantee 1,500,000 Restricted Stock Units (“RSUs”), subject to the vesting terms set forth in Section 2 below (the “Grant”). Subject to the provisions of this Agreement and the Plan, each vested RSU represents the right to receive one (1) share of Stock. The RSUs shall apply only with respect to a whole number of shares of Stock.

2.Vesting.

(a)Certain of the RSUs shall vest based on the passage of time (“Time RSUs”) and certain of the RSUs shall vest upon the achievement of specified performance metrics (“Performance RSUs” or “PSUs”). For purposes of clarity, references to “RSUs” include both Time RSUs and PSUs. 825,000 RSUs subject to this award are Time RSUs and 675,000 RSUs subject to this award are Performance RSUs. The Time RSUs and Performance RSUs shall vest in accordance with the vesting schedules below. Until such vesting conditions are met, unvested RSUs shall remain subject to forfeiture in accordance with the terms of Section 3 hereof. RSUs will vest in whole numbers; any fractional amounts will be rounded down and will be available to vest (in whole numbers) in the next vesting period.

(b)The Time RSUs shall vest, subject to the Grantee’s continuous employment with the Company (or an Affiliate of the Company) through the applicable vesting date, as follows:

Number of Time RSUs Eligible for Vesting	Vesting Date
68,750	March 31, 2024
68,750	June 30, 2024
68,750	September 30, 2024
68,750	December 31, 2024
68,750	March 31, 2025
68,750	June 30, 2025
68,750	September 30, 2025
68,750	December 31, 2025
68,750	March 31, 2026
68,750	June 30, 2026
68,750	September 30, 2026
68,750	December 31, 2026

(c)The RSUs designated as PSUs shall vest, subject to the Grantee’s continuous employment with the Company (or an Affiliate of the Company) through the applicable vesting date, on a quarterly basis starting in 2024, provided that the applicable Performance Hurdle for the applicable Performance Year has been met (as such terms are provided in the table below), and the following rules shall apply to such vesting:

a.If a Performance Hurdle has not been met by the end of a quarterly vesting period, the PSUs available to vest during such quarter shall be available to vest in the next quarterly vesting period within that Performance Year and shall vest, if applicable, on the last day of the quarterly vesting period in which the Performance Hurdle is met.

b.If the Performance Hurdle for the 2024 Performance Year is not met, the PSUs available to vest in such 2024 Performance Year remain eligible to vest (i) in any applicable quarter of the 2025 Performance Year if the 2025 Performance Year’s Performance Hurdle is met during that year, such vesting to occur on the last day of such quarterly vesting period, and (ii) in any applicable quarter of the 2026 Performance Year if the 2026 Performance Year’s Performance Hurdle is met during that year, such vesting to occur on the last day of such quarterly vesting period.

c.If the Performance Hurdle for the 2025 Performance Year is not met, the PSUs available to vest in such 2025 Performance Year remain eligible to vest in any applicable quarter of the 2026 Performance Year if the 2026 Performance Year’s Performance Hurdle is met during that year, such vesting to occur on the last day of such quarterly vesting period.

d.Subject to the two preceding provisions, if a Performance Hurdle for a Performance Year is not met, the PSUs eligible to vest with respect to that Performance Year shall immediately terminate and become null and void.

Performance Year	Number of PSUs Available to Vest in a Quarterly Vesting Period	Performance Hurdle
The calendar year period commencing on January 1, 2024 (the “2024 Performance Year”)	56,250 on the last day of each of the first, second, third and fourth quarters of the 2024 Performance Year	The Company’s stock price closes at $3.50 or greater for 30 Trading Days out of any 45 consecutive Trading Days during the 2024 Performance Year.
The calendar year period commencing on January 1, 2025 (the “2025 Performance Year”)	56,250 on the last day of each of the first, second, third and fourth quarters of the 2025 Performance Year	The Company’s stock price closes at $5.50 or greater for 30 Trading Days out of any 45 consecutive Trading Days during the 2025 Performance Year.
The calendar year period commencing on January 1, 2026 (the “2026 Performance Year”)	56,250 on the last day of each of the first, second, third and fourth quarters of the 2026 Performance Year	The Company’s stock price closes at $6.50 or greater for 30 Trading Days out of any 45 consecutive Trading Days during the 2026 Performance Year.

3.Termination of Service.

(a)General rule.  When a Grantee’s employment with the Company (or an Affiliate of the Company) terminates (or if the conditions to vesting of the PSUs contained in Section 2 are not met as of the last applicable vesting date), any applicable outstanding and unvested Time RSUs and PSUs shall immediately terminate and become null and void.

(b)Termination without Cause or Resignation with Good Reason on and after October 1, 2023. Notwithstanding the foregoing, subject to (i) the Grantee’s employment being in good standing through his termination date and (ii) the Release Requirement, upon the Company’s termination of the Grantee’s employment without Cause (other than due to Disability) or the Grantee’s resignation with Good Reason, in either case on or after October 1, 2023, certain of the Time RSUs that are outstanding and unvested as of the date of termination shall become vested as follows: a number of Time RSUs shall vest on a prorated basis by (1) multiplying the total number of Time RSUs granted under this Agreement by a ratio equal to (x) the number of full calendar quarters the Grantee was employed by the Company beginning on October 1, 2022, divided by (y) 17, and then subtracting (2) the number of Time RSUs otherwise vested on and prior to the Grantee’s termination date. For avoidance of doubt, this Section 3(b) shall not apply to PSUs, nor shall it apply to any terminations of employment of Grantee prior to October 1, 2023.

(c)Termination following a Change of Control. With respect to a termination of the Grantee’s employment by the Company without Cause (other than due to Disability) or due to the Grantee’s resignation with Good Reason (but only to the extent the Grantee has an employment agreement with the Company or an Affiliate of the Company that defines Good

Reason) within one (1) year following a Change of Control, subject to the Release Requirement, any Time RSUs and PSUs that are outstanding and unvested as of the date of termination shall become vested when the General Release is in full force and effect (and no longer subject to revocation).

(d)Definitions.

(i)“Cause” has the meaning set forth in the Grantee’s employment agreement, if any, and otherwise means the Grantee’s action, or failure to act, during the Grantee’s employment with the Company that is determined to constitute any of the following: (i) performance of any act or failure to perform any act in bad faith and to the detriment of any Company Entities; (ii) dishonesty, intentional misconduct or material breach of any agreement with any Company Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person. Prior to any termination for Cause pursuant to each such event listed in (i) or (ii) above, to the extent such event(s) is capable of being cured by the Grantee, the Company shall give the Grantee written notice thereof describing in reasonable detail the circumstances constituting Cause and the Grantee shall have the opportunity to remedy same within thirty (30) days after receiving written notice.

(ii)“Disability” has the meaning set forth in the Grantee’s employment agreement, if any, and otherwise shall mean the Grantee has been unable to perform the essential functions of the Grantee’s position with the Company, either with or without a reasonable accommodation, by reason of physical or mental incapacity for a period of six consecutive months, subject to any obligations or limitations imposed by federal, state or local laws, including any duty to accommodate the Grantee under the federal Americans with Disabilities Act or applicable state law.

(iii)“General Release” means a general release of claims, including without limitation all employment and termination claims, if any, in favor of the Company and its affiliates in the form and substance provided by the Company, provided that, if the Grantee has an employment agreement with the Company that specifies a form of general release, then such general release will be used (as conformed to include the benefits hereunder, if any) as the General Release.

(iv)“Good Reason” has the meaning set forth in the Grantee’s employment agreement, if any.

(v)“Release Requirement.” The Grantee shall not be entitled to receive any benefit described in Sections 3(b) or 3(c) unless, in each case, the Grantee (or the Grantee's legal representative) has executed and delivered to the Company a General Release, which General Release shall be in full force and effect (and no longer subject to revocation) within sixty (60) calendar days after the Grantee's termination of employment. To the extent that any benefit subject to the Release Requirement is deferred compensation under Section 409A that is not otherwise exempt from the application of Section 409A, and if the sixty (60) calendar day period referenced in the preceding sentence spans two calendar years, then, solely to the extent necessary to avoid the incurrence of adverse personal tax consequences under Section 409A, the payment of such amount will not occur until the second calendar year.

(vi)“Trading Day” means any full day the Nasdaq Stock Market is open for trading.

4.Settlement. During the first open trading window of the Company following the end of the calendar quarter (i.e., March 31, June 30, September 30, December 31) in which the RSUs become vested pursuant to the above, the Company shall deliver to the Grantee one (1) share of Stock in settlement of each RSU that became vested during such calendar quarter, provided that in no event (i) will an RSU be settled later than March 15 of the year following the year in which such RSU vested, nor (ii) will the Grantee be permitted, directly or indirectly, to specify the taxable year of delivery of any RSU subject to this Agreement.

5.Delivery of Stock. Certificates or evidence of book-entry shares representing the Stock issued upon settlement of RSUs pursuant to Section 4 of this Agreement will be delivered to or otherwise made available to the Grantee (or, at the discretion of the Grantee, joint in the names of the Grantee and the Grantee’s spouse) or to the Grantee’s nominee at such person’s request. Delivery of shares of Stock under this Agreement will comply with all applicable laws (including, the requirements of the Exchange Act), and the applicable requirements of any securities exchange or similar entity.

6.Shareholder Rights. An RSU is not a share of Stock, and thus, the Grantee will have no rights as a stockholder with respect to the RSUs.  Dividend Equivalents shall accrue on shares underlying the RSUs awarded hereunder and such dividends will be paid to Grantee upon the vesting of such RSUs.

7.Transferability. The RSUs subject to this Grant may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered before they vest in accordance with Section 2. After such RSUs vest and are settled in accordance with Sections 2 and 4, no sale or disposition of such shares shall be made in the absence of an effective registration statement under the Exchange Act with respect to such shares unless an opinion of counsel satisfactory to the Company that such sale or disposition will not constitute a violation of the Exchange Act or any other applicable securities laws is first obtained.

8.Change in Capital Structure. The terms of this Agreement, including the number of shares of Stock subject to this RSU shall be adjusted as the Administrator determines is equitably required in the event the Company effects one or more stock dividends, spinoffs, recapitalizations, stock splits, combinations, exchanges or consolidations of shares or other similar changes in capitalization.

9.Withholding.

(a)The Grantee understands that when the RSUs are settled in accordance with Section 4, the Grantee will be obligated to recognize income, for Federal, state and local income tax purposes, as applicable, in an amount equal to the Fair Market Value of the share of Stock as of such date, and the Grantee is responsible for all tax obligations that arise in connection with the RSUs.
(b) Whenever shares of Stock are to be issued upon settlement of the RSUs, the Grantee shall assume sole responsibility for discharging all tax and other obligations associated therewith. The Company has no duty or obligation to minimize the tax consequences to the Grantee and will not be liable to the Grantee for any adverse tax consequences arising in connection with this Grant. The Grantee agrees to indemnify the Company against any non-U.S., U.S. federal, state and local withholding taxes for which the Company may be liable in connection with the Grantee’s acquisition, ownership or disposition of any shares of Stock.

(c)In its sole discretion, the Administrator of the Plan may permit the Grantee to satisfy the Company’s tax withholding obligation with respect to RSUs settled in Stock by having shares withheld in accordance with Section 16(b) of the Plan. The elections described in this subsection (c) must be in a form and manner prescribed by the Administrator and may be subject to the prior approval of the Administrator.

10.Compliance with Section 409A of the Code. It is the intention of the Company that the Award and Plan are intended either to provide compensation that is exempt from Section 409A of the Code and the rules, regulations and other authorities promulgated thereunder (including the transition rules thereof) (collectively, “Section 409A”), (by reason of being a short-term deferral) or that is nonqualified deferred compensation that is compliant in all regards with the requirements of Section 409A, and all provisions of this Agreement will be construed and interpreted in a manner consistent with this intent. If the Grantee is a “Specified Employee” (within the meaning set forth in Section 409A(a)(2)(B)(i) of the Code) as of the date of the Grantee’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h) and without regard to any alternative definition thereunder), then the issuance of any shares of Stock that would otherwise be made upon the date of the separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the earlier of: (i) the fifth business day following the Grantee’s death, or (ii) the date that is six (6) months and one day after the date of the separation from service, with the balance of the shares of Stock issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares of Stock is necessary to avoid the imposition of adverse taxation on the Grantee in respect of the shares of Stock under Section 409A. Each installment of shares of Stock that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2). In no event shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on the Grantee by Section 409A or for damages for failing to comply with Section 409A.

11.Interpretation. This Agreement and the rights of the Grantee hereunder are subject to all of the terms and conditions of the Plan, as it may be amended from time to time, as well as to such rules and regulations as the Administrator may adopt for administration of the Plan. It is expressly understood that the Administrator is authorized to administer, construe and make all determinations necessary or appropriate for the administration of the Plan and this Agreement, all of which shall be binding upon the Grantee.

12.No Right to Continued Employment. This Agreement shall not confer upon the Grantee any right to continue to provide services, nor shall this Agreement interfere in any way with the Company’s right to terminate the Grantee’s employment at any time.

13.Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan mean the Plan as in effect on the date hereof.

14.Grantee Bound by Plan. The Grantee hereby acknowledges that a copy of the Plan was made available to him and agrees to be bound by all the terms and provisions thereof.

15.Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the successors of the Grantee and any transferee of the Grantee in accordance with Section 7 and the successors of the Company.

16.Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

17.Counterparts. This Agreement may be executed in counterparts, which shall be deemed originals with the same effect as if both parties had signed the same document. Any counterpart shall be construed together with any other counterpart and both shall constitute one

Agreement. For the purposes of this Agreement, a facsimile or PDF copy of a signature shall be construed to be an original.

[Signatures appear on following page]

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Agreement, and the Grantee has placed his or her signature hereon, effective as of the Date of Grant.

SHIFT TECHNOLOGIES, INC.

By: _____________________________
        Signature

Name: __________________________

Title: ___________________________

Date: ___________________________

I hereby accept this Grant and I agree to be bound by the terms of the Plan and this Grant. I further agree that all of the decisions and interpretations of the Company with respect thereto shall be final and binding.

GRANTEE: By: Signature	IF GRANTEE'S SPOUSE MUST SIGN:* By: Signature
Name: Print Name	Name: Print Name

* If the Grantee is married and holds RSUs jointly with the Grantee's spouse or resides in a community property state, both the Grantee and Grantee’s spouse must sign this RSU Agreement.  The community property states are Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas and Washington.